EXHIBIT 4.1

CABELA’S MASTER CREDIT CARD TRUST

FIRST AMENDMENT TO THIRD AMENDED AND

RESTATED POOLING AND SERVICING AGREEMENT

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of October 9, 2018 (the “Amendment”) to the Third Amended and Restated Pooling and Servicing Agreement, dated as of March 23, 2001, as amended and restated as of February 4, 2003, December 6, 2013, and June 14, 2016 (the “Agreement”), is entered into by and among CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, a national banking association (the “Bank”), as Servicer (the “Servicer”), WFB FUNDING, LLC, a Nebraska limited liability company (“Funding”), as Transferor (the “Transferor”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

WHEREAS, pursuant to Section 13.01 of the Agreement, in connection with a change to the Servicer’s charge-off policies, the Bank and Funding desire to amend the Agreement to maintain a consistent measure of the threshold amount of delinquencies that must be reached under the Delinquency Trigger both before and after such change to the Servicer’s charge-off policies;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and notwithstanding anything to the contrary set forth in the Agreement, the undersigned parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01.    Amendments to the Agreement. The Agreement is hereby amended as follows:

(a)    Amendment to Section 1.01 of the Pooling and Servicing Agreement. Section 1.01 of the Agreement is hereby amended by amending and restating in its entirety the following definition:

“60+-Day Delinquency Rate” shall mean, for any Monthly Period, the delinquency rate calculated as a ratio (expressed as a percentage) of the aggregate dollar amount of Receivables that are 60 or more days delinquent but less than 130 days delinquent to the aggregate dollar amount of all of the Receivables, measured as of the end of such Monthly Period.”

ARTICLE II

CONDITIONS PRECEDENT

Section 2.01.    Effectiveness. The amendments provided for by this Amendment shall become effective upon satisfaction of the following conditions:

(a)    delivery of an Officer’s Certificate, from the Transferor addressed to the Trustee, to the effect that the amendments provided for by this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder;

(b)    confirmation that the amendments provided for by this Amendment will not defeat sale accounting treatment under Statement of Financial Standards No. 140;

(c)    delivery of written notification to the Transferor, the Servicer and the Trustee from each Rating Agency that the amendments provided for by this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency;

(d)    delivery of counterparts of this Amendment, duly executed by the parties hereto.

ARTICLE III

MISCELLANEOUS

Section 3.01.    Ratification of Agreement. Except as specifically amended, modified or supplemented by this Amendment, the Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. Each of the parties to the Agreement agrees to be bound by the terms of the obligations of the Agreement, as amended by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 3.02.    Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

Section 3.03.    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION), AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 3.04.    Trustee Not Responsible. The Trustee shall have no responsibility for the validity or sufficiency of this Amendment or for the recitals herein.

Section 3.05.    Defined Terms and Section References. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement. All Section or subsection references herein shall mean Sections or subsections of the Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, Servicer

By:	/s/ Daniel H. Rosen
	Name:	Daniel H. Rosen
	Title:	Managing Vice President, Treasury

WFB FUNDING, LLC, Transferor

By:	WFB FUNDING CORPORATION, its managing member

By:	/s/ Eric D. Bauder
	Name:	Eric D. Bauder
	Title:	Assistant Vice President

U.S. Bank National Association, not in its individual capacity but solely as the Trustee

By:	/s/ Tamara Schultz-Fugh
	Name:	Tamara Schultz-Fugh
	Title:	Vice President

[Signature Page to First Amendment to the Third Amended and Restated Pooling and Servicing Agreement]